Exhibit 99.1

            Qualstar Reports First Quarter Fiscal Year 2004 Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Oct. 30, 2003--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the first quarter ended September 30, 2003.
    Revenues for the quarter were $6.0 million, compared with $8.8 million for the same quarter of the prior year. Gross margin was 37.5 percent, which was within the Company's historical range, and an increase over the 36.1 percent reported in the year-ago quarter.
    Research and development costs for the first quarter were $1.2 million, or 19.4 percent of revenues, up from the year-ago quarter's $833,000, or 9.5 percent of revenues. This increase is a result of the Company's stepped-up investment in new product development activities initiated a year ago. Sales and marketing expenses for the quarter were $701,000, or 11.7 percent of revenues, compared with $856,000, or
9.7 percent of revenues, in the same quarter last year. General and administrative expenses for the first quarter were $1.4 million, or
22.7 percent of revenues, an increase from $897,000, or 10.2 percent of revenues, for the first quarter of fiscal 2003. The increase over the year-ago period was primarily the result of higher legal expenses incurred in connection with the Company's defense of the Raytheon patent infringement lawsuit.
    For the first quarter, the Company reported a net loss of $576,000, or $0.05 per diluted share, compared with a net income of $502,000, or $0.04 per diluted share, for last year's first quarter.
    Cash, cash equivalents and marketable securities totaled $37.1 million at the end of the first quarter, an increase from $36.1 million at June 30, 2003. Days sales outstanding (DSOs) held steady at last quarter's level of 50 days. Inventory turns decreased to 2.1 times at September 30, 2003, from 2.9 times at June 30, 2003.
    Commenting on the first quarter results, Bill Gervais, president and chief executive officer of Qualstar Corporation, said, "Revenues were lower than expected as a result of softness in our line of library products using AIT (Advanced Intelligent Tape) technology. Although our sales of libraries incorporating 1/2 inch tape technology -- LTO (Linear Tape Open), SDLT (Super Digital Linear Tape) and SAIT (Super Advanced Intelligent Tape) -- have been increasing, these increases have not been sufficient to offset the decline in sales of libraries with AIT tape technology. AIT technology was surpassed earlier this year when the LTO format was extended from 100 to 200 gigabytes per tape.
    "On a positive note, revenues based on SAIT technology more than tripled from the fourth quarter. SAIT technology, which we began shipping in May 2003, is now available across our entire product line. As the first automated tape library supplier to ship SAIT, we believe it presents a significant opportunity for us," continued Mr. Gervais.
    "Revenues from our new RLS series of tape libraries increased 10 percent sequentially over the prior quarter. We are pleased to announce that during the quarter, we received an order from a new OEM customer for RLS products and media totaling approximately $2 million. This order commenced shipping near the end of September and will continue over the next two quarters. This sale is based on 1/2 inch, LTO technology and will be used in a video surveillance application," added Mr. Gervais.
    Mr. Gervais concluded, "While overall top-line performance was disappointing for the first quarter, we are encouraged by increasing sales for our new products and have taken a number of steps to make our products based on AIT tape technology more attractive in the marketplace. More importantly, we are already beginning to see some results from the initiatives we have enacted over the last six months, with the introduction of SAIT libraries and six new products based on the RLS platform."

    Guidance

    The Company expects that its second quarter of fiscal 2004 revenues will be in the range of $6.8 million to $7.5 million. Due to limited visibility, the Company will continue to provide guidance for one quarter only.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its first quarter fiscal year 2004 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet under Investors at www.qualstar.com. Please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the conference call at 800-366-3964 or 303-262-2127. An audio replay will be available through November 6, 2003, by calling 800-405-2236 (303-590-3000 for international callers) and entering the passcode 556546.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed, and supported worldwide by selected Value Added Resellers, Systems Integrators and Original Equipment Manufacturers. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate 1/2-inch tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on 8mm AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.



                         QUALSTAR CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (in thousands, except per share amounts)
                              (unaudited)


                                                   Three Months Ended
                                                      September 30,
                                                     2002      2003

Net revenues                                        $8,792    $5,976

Cost of goods sold                                   5,614     3,736

Gross profit                                         3,178     2,240

Operating expenses:
 Research and development                              833     1,158
 Sales and marketing                                   856       701
 General and administrative                            897     1,358
    Total operating expenses                         2,586     3,217

Income (loss) from operations                          592      (977)

Investment income                                      284       155

Income (loss) before income taxes                      876      (822)

Provision (benefit) for income taxes                   374      (246)

Net income (loss)                                     $502     $(576)

Earnings (loss) per share:
 Basic                                               $0.04    $(0.05)
 Diluted                                             $0.04    $(0.05)

Shares used to compute earnings (loss) per share:
 Basic                                              12,548    12,586
 Diluted                                            12,563    12,586



                         QUALSTAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                               June 30,  September 30,
                                                 2003        2003
                    ASSETS                                (unaudited)

Current assets:
 Cash and cash equivalents                        $6,236      $8,781
 Marketable securities                            29,857      28,340
 Receivables, net of allowances of $260
  as of June 30 and September 30                   4,535       3,333
 Inventories                                       7,091       7,308
 Prepaid expenses and other current assets           234         543
 Prepaid income taxes                              1,336         995
 Deferred income taxes                               939         939

    Total current assets                          50,228      50,239

Property and equipment, net                        1,557       1,484
Other assets                                         311         298
    Total assets                                 $52,096     $52,021

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                 $1,136      $1,398
 Accrued payroll and related liabilities             432         576
 Other accrued liabilities                         1,469       1,458

    Total current liabilities                      3,037       3,432

Deferred income taxes                                191         191

Shareholders' equity:
 Preferred stock, no par value; 5,000
  authorized, no shares issued                         -           -
 Common stock, no par value; 50,000 shares
  authorized, 12,640 shares issued and
  outstanding as of June 30 and September 30      20,366      20,366
 Deferred compensation                              (140)        (75)
 Notes from directors                               (156)       (158)
 Accumulated other comprehensive income (loss)       (22)         21
 Retained earnings                                28,820      28,244
    Total shareholders' equity                    48,868      48,398

    Total liabilities and shareholders' equity   $52,096     $52,021



    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             FRB/Weber Shandwick
             Rose Tucker, 310-407-6522 (Investor/Analyst Information) rtucker@webershandwick.com or
             Linda Chien, 310-407-6547 (General Information) lchien@webershandwick.com